FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-03

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/25/22 16:10:53 UTC-5:00

Subject: NEW ISSUE CMBS: BANK 2022-BNK40 *PUBLIC PRICING DETAILS*

BANK 2022-BNK40 - PUBLIC NEW ISSUE

**PRICING DETAILS** $999.012MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC EQUIV

CLASS	FITCH/KBRA/S&P	SIZE ($MM)	C/E	WAL	CUM LTV	NOI DY	SPRD	CPN%	YLD%	$PX	~SPRD
A-1	AAAsf/AAA(sf)/AAA(sf)	11.750	30.000%	2.90	34.5%	20.1%	P+70	2.3800	2.3584	99.9997	J+60
A-2	AAAsf/AAA(sf)/AAA(sf)	6.857	30.000%	5.01	34.5%	20.1%	P+100	3.3710	2.7184	102.9971	J+83
A-SB	AAAsf/AAA(sf)/AAA(sf)	20.730	30.000%	7.46	34.5%	20.1%	P+126	3.5067	3.0225	102.7608	J+105
A-3	AAAsf/AAA(sf)/AAA(sf)	350.000	30.000%	9.82	34.5%	20.1%	P+129	3.2000	3.0874	100.9956	J+111
A-4	AAAsf/AAA(sf)/AAA(sf)	390.923	30.000%	9.91	34.5%	20.1%	P+131	3.5067	3.1088	102.8331	J+113
X-A	AAAsf/AAA(sf)/AAA(sf)	780.260	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/AA+(sf)	133.759	18.000%	10.00	40.4%	17.2%	P+165	3.5067	3.4502	99.9827	J+147
B	AA-sf/AA(sf)/AA-(sf)	43.193	14.125%	10.01	42.3%	16.4%	P+175	3.5067	3.5503	99.1529	J+157
C	A-sf/A-(sf)/NR	41.800	10.375%	10.01	44.1%	15.7%	P+210	3.5067	3.9003	96.3070	J+192

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	45.979	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	26.473	8.000%	10.01	45.3%	15.3%
E	BBB-sf/BBB-(sf)/NR	19.506	6.250%	10.01	46.1%	15.0%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	~58.666	N/A	9.76	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,173,324,212
NUMBER OF LOANS:	70
NUMBER OF PROPERTIES:	102
WA CUT-OFF LTV:	49.2%
WA BALLOON LTV:	47.8%
WA U/W NCF DSCR:	4.00x
WA U/W NOI DEBT YIELD:	14.1%
WA MORTGAGE RATE:	3.4155%
TOP TEN LOANS %:	60.8%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	370
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(27.7%), MSMCH(26.9%), BANA(20.6%),
WFB/MSMCH(9.4%), WFB/BANA(9.4%),
NCB(6.0%)

TOP 3 PROPERTY TYPES:	OFFICE(35.5%), MULTIFAMILY(32.5%),
RETAIL(15.3%)

TOP 5 STATES:	NY(19.9%), NJ(16.1%), CA(13.0%),
KY(7.3%), FL(6.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	MARCH 10, 2022

THIRD PARTY PASSWORDS:

Name PW

BBG/Trepp BANK 2022-BNK40 2022BN40

Intex BNK22B40 nn549skroc6mpdk4uviu6z

CONFERENCE CALLS: UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.